EXHIBIT 99.1

SJW GROUP ANNOUNCES 2020 THIRD QUARTER FINANCIAL RESULTS

•	Third quarter 2020 diluted earnings reach $0.91 per share

•	Connecticut and Maine operations contribute $37.1 million in new revenues

•	The CPUC’s Order Instituting Investigation into SJW Group’s merger with Connecticut Water Service, Inc. was dismissed and the proceeding was officially concluded

•	Reaffirming 2020 guidance of $1.95 to $2.05 per diluted share

SAN JOSE, CA, November 4, 2020 – SJW Group (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2020. SJW Group net income was $26.1 million for the quarter ended September 30, 2020, compared to $9.5 million for the same period in 2019. Diluted earnings per share were $0.91 and $0.33 for the quarters ended September 30, 2020 and 2019, respectively. Diluted earnings per share in 2020 includes $0.92 per share from ongoing operations offset by non-recurring expenses related to COVID-19 of $319,000 (net of tax) or $0.01 per share. Diluted earnings per share in 2019 includes $0.60 per share from ongoing operations and $0.06 per share of interest income earned on temporarily invested proceeds from our equity offering in December 2018, offset by $0.29 per share related to the reserve recorded against our 2018 and 2019 Water Conservation Memorandum Account (“WCMA”) balances as we determined we no longer met the requirements for revenue recognition and $0.05 per share of non-recurring expenses related to our merger with Connecticut Water Service, Inc. (“CTWS”).

Operating revenue was $165.9 million for the quarter ended September 30, 2020, compared to $114.0 million in 2019. The $51.9 million increase in revenue was primarily attributable to $37.1 million in new revenue as a result of the merger with CTWS, $2.3 million in cumulative water rate increases, and $2.4 million in increased customer usage. In addition, we recorded a $9.5 million reserve for the 2018 and 2019 WCMA balances in the prior year as we determined we no longer met the requirements for revenue recognition. No similar reserve was required in 2020.

Operating expenses for the quarter ended September 30, 2020, were $124.0 million, compared to $96.9 million in 2019, an increase of $27.1 million. Operating expenses include 2020 third quarter water production expenses of $69.7 million compared to $56.4 million for the same period in 2019, an increase of $13.3 million. The increase in water production expenses was primarily attributable to $6.5 million in new CTWS expenses, $5.4 million due to a decrease in surface water supplies, and $2.2 million in higher customer water usage, partially offset by $0.5 million in lower per unit costs for purchased water, groundwater extraction and energy charges. Operating expenses, excluding water production costs, increased $13.7 million to $54.3 million from $40.6 million. The increase was primarily due to a $7.3 million increase in depreciation and amortization expenses, $4.4 million in higher general and administrative expenses, and $3.7 million in higher property taxes and other non-income taxes. The increases were primarily a result of inclusion of CTWS post-merger activities. In addition, we experienced $1.7 million in lower merger related expenses as compared to the same quarter in 2019.

Other expense and income in the third quarter of 2020 included $1.8 million of interest from CTWS, $4.1 million in new interest on SJW Group’s $510.0 million Senior Notes issued in October 2019 and $0.3 million in new interest on Connecticut Water Company’s $35.0 million Senior Notes issued in March 2020. Other expense and income in the third quarter of 2019 included $2.2 million of interest income earned on temporarily invested proceeds from our equity offering in December 2018. The proceeds were used to partially finance the CTWS merger and no similar income was earned in the third quarter of 2020.

The effective consolidated income tax rates for the quarters ended September 30, 2020 and 2019, were approximately 15% and 21%, respectively. The effective tax rate decreased primarily due to the flow-through impact of certain CTWS tax deductions.

Year-to-Date Operating Results

Year-to-date net income was $48.2 million, compared to $28.9 million in 2019. Diluted earnings per share were $1.68 in the first nine months of 2020, compared to $1.01 per diluted share for the same period in 2019. Diluted earnings per share in 2020 includes $1.75 per share from ongoing operations offset by non-recurring expenses related to COVID-19 of $1.0 million (net of tax) or $0.03 per share and CTWS merger and integration fees of $1.2 million (net of tax) or $0.04 per share. Diluted earnings per share in 2019 includes $1.34 per share from ongoing operations and $0.17 per share of interest income earned on temporarily invested proceeds from our equity offering in December 2018, offset by $0.28 per share related to the reserve recorded against our 2018 and 2019 WCMA revenue balances, $0.16 per share of non-recurring expenses related to the CTWS merger and $0.06 per share related to a settlement of San Jose Water Company’s Order Instituting Investigation proceeding with the California Public Utilities Commission over a past customer billing practice.

Year-to-date operating revenue increased by $134.2 million to $428.8 million from $294.6 million in the first nine months of 2020. The increase was primarily attributable to $97.4 million in new revenue as a result of the merger with CTWS, $16.9 million in increased customer usage, and $7.4 million in cumulative water rate increases. In addition, as previously noted we recorded a $9.4 million reserve for the 2018 and 2019 WCMA balances in the prior year and we issued $2.2 million in customer rate credits in the prior year related to our billing settlement with the CPUC. No similar reserve or rate credits were required in 2020.

Year-to-date water production expenses increased to $171.6 million from $125.3 million in 2019. The $46.3 million increase was primarily attributable to $19.6 million in new CTWS expenses, $17.5 million due to a decrease in the use of available surface water supplies, $10.4 million in higher customer water usage, and $2.4 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by a $3.6 million decrease in cost recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $45.9 million to $163.8 million from $117.9 million. The increase was primarily due to a $21.2 million increase in depreciation and amortization expenses, $18.2 million in higher general and administrative expenses, $10.3 million in higher property taxes and other non-income taxes, and $2.0 million in higher maintenance expenses. The increases were primarily a result of inclusion of CTWS post-merger activities. In addition, we experienced $6.1 million in lower merger related expenses.

Other expense and income year-to-date for 2020 included $12.3 million in new interest on SJW Group’s $510.0 million Senior Notes issued in October 2019, $6.3 million of interest from CTWS, and $614,000 in new interest on Connecticut Water Company’s $35.0 million Senior Notes issued in March 2020. Other expense and income year-to-date 2019 included $6.3 million of interest income earned on temporarily invested proceeds from our equity offering in December 2018. The proceeds were used to partially finance the CTWS merger and no similar income was earned in 2020.

The effective consolidated income tax rates for the nine-month periods ended September 30, 2020 and 2019, were approximately 16% and 23%, respectively. The effective tax rate decreased primarily due to the flow-through impact of certain CTWS tax deductions.

Milestones

SJW Group marked the one-year anniversary of its transformative combination with Connecticut Water Service, Inc. on October 9, 2020. “The strength of our combination is evident as our combined team, across all four states, have responded to unprecedented challenges that began just months into the integration,” stated Eric W. Thornburg, chairman, president and CEO of SJW Group. Thornburg added, “The similarity of our cultures, values and commitment to service have accelerated our integration in many ways. Our cross-country teams have collaborated on a response to COVID-19 that has honored our mission of protecting public health, keeping our people safe and living our values. We are delivering results for our shareholders through exceptional service to families and communities while protecting the environment and being socially responsible.”

On July 30, 2020, the Maine Water Company held a virtual groundbreaking for the new Saco River Drinking Water Treatment Facility in Biddeford, Maine. The new facility replaces the current treatment facility that has been in service since 1884. The new facility will cost more than $50 million and is expected to be online in 2022. It is a generational investment that will serve the needs of current and future customers and communities in southern Maine for decades to come. It is being designed to be certified as sustainable infrastructure through the Institute for Sustainable Infrastructure’s Envision program.

On August 31, 2020, the California Public Utilities Commission issued a decision dismissing the Order Instituting Investigation 18-07-007 (OII) into SJW Group’s merger with CTWS. The OII is officially concluded.

Dividend

As previously announced on October 28, 2020, the Directors of SJW Group declared a quarterly dividend on common stock of $0.32 per share. The dividend is payable on December 1, 2020 to shareholders of record on November 9, 2020. This marks SJW Group’s 309th quarterly consecutive dividend payment. For 53 consecutive years, SJW Group stockholders have received an increase in their calendar year dividend without interruption or reduction, which places it in an exclusive group of companies on the New York Stock Exchange.

SJW Group Reaffirms Earnings Guidance

SJW Group is affirming its 2020 guidance provided in the 2020 first quarter press release of a range of $1.95 and $2.05 per diluted share.

Earnings Call Information

Eric W. Thornburg, chairman of the board, president and chief executive officer, and James P. Lynch, chief financial officer and treasurer, will review the results in a live webcast presentation at 8:00 a.m. PT, 11:00 a.m. ET on November 5, 2020.

Interested parties may access the webcast and related presentation materials at the website www.sjwgroup.com. An archive of the webcast will be available until January 25, 2021.

About SJW Group

SJW Group is the second largest investor-owned pure play water and wastewater utility based on estimated rate base in the United States, providing life-saving and high-quality water service to nearly 1.5 million people. SJW Group’s locally led and operated water utilities - San Jose Water Company in California; Connecticut Water Company; Maine Water Company in Maine; and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise and technological innovation to deliver outstanding service to customers, safeguard the environment, and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," "strategy," or "anticipates," or the negative of those words or other comparable terminology. These forward looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized capital structures, capital expenditures and other decisions; (2) changes in demand for water and other services; (3) the impact of the Coronavirus ("COVID-19") pandemic on our business operation and financial results; (4) unanticipated weather conditions and changes in seasonality; (5) climate change and the effects thereof; (6) the risk that the benefits expected from the merger of SJW Group and Connecticut Water Service, Inc. will not be realized; (7) the risk that the integration of Connecticut Water Service, Inc. will be more difficult, time-consuming or expensive than anticipated; (8) unexpected costs, charges or expenses; (9) our ability to successfully evaluate investments in new business and growth initiatives; (10) the risk of work stoppages, strikes and other labor-related actions; (11) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences; (12) changes in general economic, political, business and financial market conditions; (13) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general stock and debt market conditions; and (14) legislative and general market and economic developments.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements except as required by law.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
REVENUE	$165,863	113,997	$428,826	294,644
OPERATING EXPENSE:
Production Expenses:
Purchased water	35,130	35,583	76,953	75,626
Power	3,994	2,294	10,145	4,947
Groundwater extraction charges	20,471	13,182	54,082	29,145
Other production expenses	10,092	5,295	30,465	15,553
Total production expenses	69,687	56,354	171,645	125,271
Administrative and general	19,529	14,712	58,917	40,411
Maintenance	4,550	4,923	15,970	13,977
Property taxes and other non-income taxes	7,797	4,065	22,362	12,041
Depreciation and amortization	22,417	15,122	66,552	45,368
Merger related expenses	—	1,737	—	6,113
Total operating expense	123,980	96,913	335,446	243,181
OPERATING INCOME	41,883	17,084	93,380	51,463
OTHER (EXPENSE) INCOME:
Interest expense	(13,174)	(6,588)	(39,638)	(19,093)
Pension non-service cost	(218)	(921)	(270)	(2,749)
Interest income on money market fund	—	2,165	—	6,339
Gain on sale of real estate investment	1,050	—	1,050	745
Other, net	1,130	303	2,935	1,210
Income before income taxes	30,671	12,043	57,457	37,915
Provision for income taxes	4,578	2,565	9,226	8,802
NET INCOME BEFORE NONCONTROLLING INTEREST	26,093	9,478	48,231	29,113
Less net income attributable to noncontrolling interest	—	—	—	224
SJW GROUP NET INCOME	26,093	9,478	48,231	28,889
Other comprehensive income (loss), net	76	—	(49)	—
SJW GROUP COMPREHENSIVE INCOME	$26,169	9,478	$48,182	28,889

SJW GROUP EARNINGS PER SHARE:
Basic	$0.91	0.33	$1.69	1.02
Diluted	$0.91	0.33	$1.68	1.01
DIVIDENDS PER SHARE	$0.32	0.30	$0.96	0.90
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,534	28,452	28,510	28,439
Diluted	28,703	28,550	28,687	28,528

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Utility plant:
Land	$34,938	34,395
Depreciable plant and equipment	3,117,413	2,988,454
Construction in progress	117,546	112,232
Intangible assets	35,274	33,424
Total utility plant	3,305,171	3,168,505
Less accumulated depreciation and amortization	1,023,677	962,019
Net utility plant	2,281,494	2,206,486

Real estate investments	58,085	57,699
Less accumulated depreciation and amortization	14,493	13,597
Net real estate investments	43,592	44,102
CURRENT ASSETS:
Cash and cash equivalents:
Cash	20,211	12,944
Restricted cash	—	5,000
Accounts receivable and accrued unbilled utility revenue	113,842	88,077
Current regulatory assets, net	4,758	6,472
Other current assets	16,091	9,553
Total current assets	154,902	122,046
OTHER ASSETS:
Regulatory assets, net	132,216	113,945
Investments	13,629	12,928
Goodwill	627,036	628,287
Other	6,845	4,676
	779,726	759,836
	$3,259,714	3,132,470

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Stockholders’ equity:
Common stock, $0.001 par value; authorized 70,000,000 shares; issued and outstanding shares 28,552,177 on September 30, 2020 and 28,456,508 on December 31, 2019	$29	28
Additional paid-in capital	509,031	506,639
Retained earnings	403,923	383,191
Accumulated other comprehensive income	78	126
Total stockholders’ equity	913,061	889,984
Long-term debt, less current portion	1,307,612	1,283,597
Total capitalization	2,220,673	2,173,581
CURRENT LIABILITIES:
Lines of credit	125,803	117,209
Current portion of long-term debt	71,943	22,272
Accrued groundwater extraction charges, purchased water and power	27,607	17,211
Accounts payable	33,759	34,886
Accrued interest	17,586	13,140
Accrued payroll	10,599	11,570
Other current liabilities	18,101	18,279
Total current liabilities	305,398	234,567

DEFERRED INCOME TAXES	186,952	195,598
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	414,525	398,374
POSTRETIREMENT BENEFIT PLANS	107,129	108,044
OTHER NONCURRENT LIABILITIES	25,037	22,306
COMMITMENTS AND CONTINGENCIES	—	—
	$3,259,714	3,132,470